Exhibit 10.31

SECOND AMENDMENT TO

EMPLOYMENT AGREEMENT

This Second Amendment, dated as of February 27, 2013 (the “Amendment”), to the Territorial Savings Bank Employment Agreement, dated as of October 29, 2008 (the “Employment Agreement”), is made by and between Territorial Savings Bank, located at 1132 Bishop Street, 22nd Floor, Honolulu, Hawaii 96813 (the “Bank”), and Vernon Hirata (the “Executive”). Capitalized terms which are not defined herein shall have the same meaning as set forth in the Employment Agreement.

W I T N E S S E T H:

WHEREAS, the parties desire to amend the Employment Agreement to provide that payment of any severance benefits thereunder is contingent upon the Executive timely executing and not revoking a release of all claims against the Bank; and

WHEREAS, Section 12 of the Employment Agreement provides that the parties hereto may amend the Employment Agreement;

NOW, THEREFORE, in consideration of the premises, the mutual agreements herein set forth and such other consideration the sufficiency of which is hereby acknowledged, the Bank and the Executive hereby agree as follows:

1. New Section 9(g) of the Employment Agreement. The following is hereby added as a new Section 9(g) of the Employment Agreement:

“(g) Termination and Release of Claims. Any payments to be made under this Agreement shall be contingent on Executive’s execution and non-revocation of a mutual release in a form acceptable to the Company and the Bank; provided, however, that if the Company or the Bank refuse to execute such mutual release, the Executive’s obligation to execute and not revoke the release as a precondition to receiving such severance benefits shall terminate. The mutual release agreement shall release the Company and the Bank from any and all claims and other actions by Executive and it shall also release the Executive from any and all claims and other actions by the Company and the Bank.”

2. Effectiveness. This Amendment shall be deemed effective as of the date first above written, as if executed on such date. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Employment Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect and shall be otherwise unaffected.

3. Governing Law. This Amendment and the rights and obligations hereunder shall be governed by and construed in accordance with the laws of the State of Hawaii applicable to contracts entered into and to be performed entirely within the State of Hawaii, except to the extent that federal law controls.

4. Counterparts. This Amendment may be executed in two or more counterparts, each of which shall for all purposes be deemed an original, and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Bank and the Executive have duly executed this Second Amendment as of the day and year first above written

TERRITORIAL SAVINGS BANK

February 27, 2013	By:	/s/ Kirk W. Caldwell
Date	Name:	Kirk W. Caldwell
	Title:	Chairman of the Compensation Committee

February 27, 2013	By:	/s/ Vernon Hirata
Date	Name:	Vernon Hirata
	Title:	Executive